Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Marathon Gold Corp. on Form SB-2/A-1 of our Report of Independent Registered Public Accounting Firm, dated June 13, 2007, on the balance sheet of Marathon Gold Corp. as at October 31, 2006 and 2005, and the related statements of operations, cash flows, and stockholders' deficiency for the year ended October 31, 2006, for the period from inception, May 26, 2005, to October 31, 2005, and for the cumulative period from inception, May 26, 2005, to October 31, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	"Morgan & Company"

December 7, 2007	Chartered Accountants